UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Berkshire Hills Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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April 1, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Berkshire Hills Bancorp, Inc. to be held at:

The Crowne Plaza Hotel

One West Street

Pittsfield, Massachusetts 01201

Thursday, May 7, 2015

10:00 a.m., Eastern time

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly by completing and mailing the enclosed proxy card, or by telephone or electronically on the Internet, in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person even if you have previously voted.

The Board of Directors unanimously recommends that you vote “FOR” each of the proposals to be presented at the annual meeting.

Sincerely,

/s/ Michael P. Daly	/s/ William J. Ryan
Michael P. Daly	William J. Ryan
President and Chief Executive Officer	Chairman of the Board of Directors

24 North Street

Pittsfield, Massachusetts 01201

(413) 443-5601

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern time, on Thursday, May 7, 2015

PLACE	The Crowne Plaza Hotel One West Street Pittsfield, Massachusetts 01201

ITEMS OF BUSINESS	(1)	To elect five directors to serve for a term of three years.

	(2)	To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement.

	(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015.

	(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	Stockholders as of the close of business on the record date, March 12, 2015, are entitled to one vote for each share of common stock held at that time.

VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you, or by voting electronically online or by telephone. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. Please see the enclosed voting instructions on how to vote your shares. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Wm. Gordon Prescott
Wm. Gordon Prescott
Corporate Secretary
April 1, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2015—THIS PROXY STATEMENT AND BERKSHIRE HILLS BANCORP, INC.’S 2014 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT www.materials.proxyvote.com/084680.

Berkshire Hills Bancorp, Inc.

Proxy Statement

i

Berkshire Hills Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Berkshire Hills Bancorp, Inc. for the 2015 Annual Meeting of Stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Berkshire Hills Bancorp, Inc. as “Berkshire Hills,” the “Company,” “Berkshire,” “we,” “our” or “us.”

Berkshire Hills is the holding company for Berkshire Bank and Berkshire Insurance Group, Inc. In this proxy statement, we may also refer to Berkshire Bank as the “Bank.”

We are holding the 2015 Annual Meeting at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on May 7, 2015 at 10:00 a.m., Eastern time.

We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about April 1, 2015.

Information About Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of Berkshire Hills common stock that you owned as of the close of business on March 12, 2015. As of the close of business on March 12, 2015, a total of 25,250,136 shares of Company common stock were outstanding. Each share of common stock has one vote.

The Company’s Certificate of Incorporation provides that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit. To our knowledge, there are no such record owners as of March 12, 2015.

Ownership of Shares; Attending the Meeting

You may own shares of Berkshire Hills in one of the following ways:

•                                          Directly in your name as the stockholder of record;

•                                          Indirectly through a broker, bank or other holder of record in “street name”; or

•                                          Indirectly in the Berkshire Hills Bancorp, Inc. Stock Fund of our 401(k) Plan, the trust that holds restricted stock awards issued to directors and employees under our equity plans.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, either through voting by mail, the Internet, or telephone, or to vote in person at the meeting. If you wish to vote at the meeting, you will need to bring proof of identity.

If you hold your shares indirectly in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote by filling out a voting form that accompanies your proxy materials. Your broker, bank or nominee may allow you to provide voting instructions by telephone or by the Internet in addition to by mail. Please see the form provided by your broker, bank or nominee that accompanies this proxy statement.

If you hold your shares indirectly in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Berkshire Hills common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or nominee who is the record holder of your shares. You will also need to bring proof of identity to vote at the meeting.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect five directors to each serve a term of three years.  In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the five nominees receiving the greatest number of votes will be elected. However, if a director is elected by a plurality but less than a majority of the votes cast for such director, such director must submit his or her resignation to the Board of Directors, which resignation may then be accepted or rejected by the Board following a review by the Corporate Governance/Nominating Committee.

In voting on the non-binding proposal to give advisory approval of our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required.  While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015, the affirmative vote of a majority of the votes cast at the annual meeting is required.

Routine and Non-Routine Proposals. Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the ratification of our independent auditors (Item 3) as a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on it. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. The NYSE no longer considers the election of directors or compensation matters to be routine (Items 1 and 2).

Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors and the Company’s executive compensation, unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to these non-routine matters is counted.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to give advisory approval of our executive compensation and to ratify the selection of the independent registered public accounting firm, we will not count abstentions or broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Solicitation of Proxies. The Company will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Berkshire Hills Bancorp, Inc. common stock and secure their voting instructions, if necessary.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director, “FOR” our executive compensation as described in this proxy statement, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named as proxies on the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy. You may advise the Company’s Corporate Secretary of your revocation in writing to Berkshire Hills Bancorp, Inc. at 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202, care of Wm. Gordon Prescott, Corporate Secretary.

Participants in the Berkshire Bank 401(k) Plan

If you invest in Berkshire Hills common stock through the Berkshire Hills Bancorp Stock Fund in our 401(k) Plan, you will receive a voting instruction card that reflects all shares you may vote under the plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares in the Berkshire Hills Bancorp, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions. Your voting instructions must be received by April 30, 2015.

Holders of Non-Vested Restricted Stock Awards

If you have been granted a restricted stock award under the Berkshire Hills Bancorp, Inc. Amended and Restated 2003 Equity Compensation Plan, 2011 Equity Incentive Plan, or 2013 Equity Incentive Plan (collectively referred to as the “Incentive Plan”), you will receive a voting instruction card that reflects all unvested shares of Berkshire Hills common stock subject to the restricted stock award that you may vote under the Incentive Plan. Under the terms of the Incentive Plan, a participant is entitled to direct the trustee how to vote the unvested shares of restricted Berkshire Hills common stock awarded to him or her. The trustee will vote the shares of Berkshire Hills common stock held in the Incentive Plan Trust in accordance with instructions it receives from you and other stock award recipients. The trustee will vote all shares for which it does not receive timely instructions from stock award recipients in the same proportion for which the trustee received voting instructions. Your voting instructions must be received by April 30, 2015.

Corporate Governance

Director Independence

The Company’s Board of Directors currently consists of 14 members, all of whom are independent under the listing requirements of The New York Stock Exchange, except for Messrs. Daly and Curley, who are officers of the Company and the Bank, and Mr. Dunlaevy, by reason of his Non-Competition and Consulting Agreement with the Company, dated April 6, 2011, pursuant to Legacy Bancorp, Inc.’s merger with and into the Company. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Directors Altmeyer, Daly, Mahoney, Moffatt, Murphy, Raser and Templeton.

On January 23, 2014, Geno Auriemma resigned from the Boards of Directors of the Company and the Bank. Concurrent with Mr. Auriemma’s resignation, the Boards of Directors of the Company and the Bank appointed Richard J. Murphy to serve as director for a term to expire at the 2015 Annual Meeting of Stockholders.  On June 27, 2014, Mr. Lawrence A. Bossidy, the Company’s former Lead Independent Director, retired from the Boards of Directors of the Company and the Bank. Concurrent with Mr. Lawrence Bossidy’s retirement, the Boards of Directors appointed William J. Ryan, an independent director, to serve as Chairman of the Boards of Directors of the Company and the Bank.  Michael P. Daly continues to serve as President and Chief Executive Officer and as a director of the Company and the Bank. On March 19, 2015, the Board of Directors of the Company amended the Company’s bylaws to increase the size of the Board from 13 members to 14 members and appointed Paul T. Bossidy to fill the vacancy created by the increase in the size of the Board. Mr. Paul Bossidy will serve as director for a term to expire at the 2017 Annual Meeting of Stockholders.

Corporate Governance Policy

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the selection of a Chairman of the Board of Directors; the operation of board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer. A copy of the corporate governance policy is available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Committees of the Board of Directors

The following table identifies our standing committees and their members for fiscal year 2014.  All members of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are independent in accordance with the listing requirements of The New York Stock Exchange. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters of all five (5) committees are available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Director	Audit Committee	Compensation Committee	Corporate Governance/ Nominating Committee	Risk Management Committee	Capital Committee
John W. Altmeyer	X
Geno Auriemma**
Lawrence A. Bossidy***		X	X
Robert M. Curley				X*	X
Michael P. Daly
John B. Davies		X*	X
Rodney C. Dimock		X	X*
J. Williar Dunlaevy				X	X
Susan M. Hill	X*		X
Cornelius D. Mahoney			X		X*
Laurie Norton Moffatt				X	X
Richard J. Murphy**	X				X
Barton D. Raser	X				X
William J. Ryan***		X	X
D. Jeffrey Templeton		X		X
Number of Meetings in 2014	12	6	7	7	6

*                 Denotes Committee Chairperson

**          Mr. Auriemma resigned from the Boards of Directors of the Company and the Bank, effective January 23, 2014. Mr. Murphy was appointed to serve the remainder of Mr. Auriemma’s term and stand for re-election at the 2015 Annual Meeting of Stockholders.

***   Mr. Bossidy retired from the Boards of Directors of the Company and the Bank, effective June 27, 2014. Mr. Ryan was appointed to serve the remainder of Mr. Bossidy’s term and stand for re-election at the 2015 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with legal and regulatory requirements related to accounting and financial reporting. The Audit Committee oversees the Company’s internal audit function and annually reviews and approves an internal audit plan. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its performance and independence. Each member of the Audit Committee is independent under the listing requirements of The New York Stock Exchange and the rules of the Securities and Exchange Commission applicable to audit committee members. The Board of Directors has designated Director Hill as an audit committee financial expert under the rules of the Securities and Exchange Commission.  The Committee presently has four (4) members and is chaired by Ms. Hill.

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company and its subsidiaries and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation.  Each member of the Compensation Committee is independent under the listing requirements of The New York Stock Exchange and the rules of the Securities and Exchange Commission applicable to Compensation Committee members.  The Committee presently has four (4) members and is chaired by Mr. Davies.

Corporate Governance/Nominating Committee

The Company’s Corporate Governance/Nominating Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing the Company’s corporate governance guidelines. The Corporate Governance/Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.  The Committee presently has five (5) members and is chaired by Mr. Dimock.

Minimum Qualifications. The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

These qualifications include:

•                                          No person shall be eligible for election or appointment to the Board of Directors: (i) if such person has, within the previous ten (10) years, been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; and (iv) except for persons serving as members of the initial Board of Directors or except as otherwise approved by the Board of Directors, unless such person has been, for a period of at least one year immediately prior to his or her nomination or appointment, a resident of a county in which the Company or its subsidiaries maintains a banking office or a county contiguous to any such county.

•                                          No person shall be eligible for election or appointment to the Board of Directors if such person is the nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or shareholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors.

•                                          No person may serve on the Board of Directors and at the same time be a director of more than two other public companies, or their subsidiaries.

•                                          No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R Section 574.4(d)), that includes a person who is ineligible for election to the Board of Directors.

•                                          The Board of Directors shall have the power to construe and apply the provisions of the Company’s bylaws and other governance documents, and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the nominee or representative of a group acting in concert.

If the candidate is deemed eligible and qualified for election to the Board of Directors, the Corporate Governance/Nominating Committee will then evaluate the following criteria in selecting nominees:

•                                          financial, regulatory and business experience;

•                                          familiarity with and participation in the local communities;

•                                          integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•                                          dedication to the Company and its stockholders; and

•                                          independence.

The Committee also will consider any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity is considered in terms of how a candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The Corporate Governance/Nominating Committee has adopted a process to identify and evaluate individuals to be nominated for election to the Board of Directors. For purposes of identifying nominees, the Corporate Governance/Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Company and its subsidiaries. The Corporate Governance/Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Corporate Governance/Nominating Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described above under “Minimum Qualifications.” If such individual fulfills these criteria, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Recommendations by Stockholders. It is the policy of the Corporate Governance/Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.                                      The name of the person recommended as a director candidate;

2.                                      All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.                                      The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.                                      As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.                                      A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one (1) year.

Capital Committee

The Capital Committee assists the Board of Directors in planning for future capital needs.  The Capital Committee is also responsible for ensuring compliance with regulations pertaining to capital structure and levels.  In accordance with its charter, a majority of the directors serving on the Capital Committee must meet the definition of independent director under the listing requirements of The New York Stock Exchange.  The Committee presently has six (6) members and is chaired by Mr. Mahoney.

Risk Management Committee

The Risk Management Committee assists the Board of Directors in: (1) overseeing management’s program to limit or control the material business risks that confront the Company; and (2) approving policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the material business risks of the Company and its subsidiaries. These material business risks include, but are not limited to, credit risk, interest rate risk, liquidity risk, regulatory risk, legal risk, operational risk, strategic risk and reputation risk. The Risk Management Committee presently has four (4) members and is chaired by Mr. Curley.

Board and Committee Meetings

During 2014, the Board of Directors held 10 meetings. All of the current directors attended at least 70% of the total number of the board meetings and committee meetings held on which such directors served during 2014.

Director Attendance at Annual Meeting of Stockholders

The Board of Directors encourages each director to attend annual meetings of stockholders. All but 5 directors attended the 2014 annual meeting of stockholders.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. A copy of the Code of Business Conduct can be found in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the fair presentation of those financial statements in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and provided its Report on Internal Control over Financial Reporting. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the fairness and conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented fairly in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Audit Committee of the Board of Directors of

Berkshire Hills Bancorp, Inc.

Susan M. Hill, Chair

John W. Altmeyer

Richard J. Murphy

Barton D. Raser

Director Compensation

The Company uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Restricted stock grants are intended to align directors’ interests with those of the Company’s stockholders. The Compensation and Corporate Governance/Nominating Committees review director compensation and benefits annually and make recommendations to the Board. The following table provides the compensation received by individuals who served as directors (except for Mr. Daly, whose compensation is reported in the Summary Compensation Table below) of the Company during the 2014 fiscal year. This table excludes perquisites which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
John W. Altmeyer	38,000	30,000	—	—	68,000
Geno Auriemma (3)	—	—	—	298	298
Lawrence A. Bossidy (4)	28,500	—	—	1,564	30,064
Robert M. Curley (5)	52,000	30,000	—	108,394	190,394
John B. Davies	46,000	30,000	—	1,564	77,564
Rodney C. Dimock	46,000	30,000	—	1,564	77,564
J. Williar Dunlaevy (6)	46,000	30,000	—	1,000	77,000
Susan M. Hill (7)	52,000	30,000	—	3,073	85,073
Cornelius D. Mahoney	46,000	30,000	—	1,564	77,564
Laurie Norton Moffatt	46,000	30,000	—	—	76,000
Richard J. Murphy (8)	46,000	30,000	—	—	76,000
Barton D. Raser (9)	46,000	30,000	—	926	76,926
William J. Ryan (10)	28,500	30,000	—	—	58,500
D. Jeffrey Templeton	46,000	30,000	—	1,564	77,564

(1)              Represents the grant date fair value of the restricted stock awards which has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123(R)). Amounts shown are the aggregate grant date fair value of restricted stock awards, with the grant date fair value based on the closing price of our common stock on the applicable grant date.   No option awards were granted to any director in 2014. As of December 31, 2014, each director (except for Mr. Daly, whose compensation is reported in the Summary Compensation Table below) had the following number of unvested shares of restricted stock and stock options outstanding:

Name	Shares of Unvested Restricted Stock Held in Trust	Stock Options Outstanding
John W. Altmeyer	2,029	31,817
Geno Auriemma (3)	829	—
Lawrence A. Bossidy (4)	2,465	—
Robert M. Curley	4,412	—
John B. Davies	2,465	—
Rodney C. Dimock	2,465	—
J. Williar Dunlaevy	2,465	136,638
Susan M. Hill	2,465	—
Cornelius D. Mahoney	2,465	—
Laurie Norton Moffatt	1,200	—
Richard L. Murphy (8)	1,200	—
Barton D. Raser	2,465	—
William J. Ryan (10)	1,281	—
D. Jeffrey Templeton	2,465	—

(2)              Reflects the dollar value of dividends paid on stock awards.

(3)              On January 23, 2014, Mr. Auriemma resigned from the Board of Directors and the Board appointed Richard J. Murphy as a director to serve for the remainder of Mr. Auriemma’s term.

(4)              On June 27, 2014, Mr. Bossidy retired from the Board of Directors and the Board appointed William J. Ryan as a director and as the Chairman of the Board of Directors, to serve for the remainder of Mr. Bossidy’s term.

(5)              The total amount included in “All Other Compensation” reflects Mr. Curley’s salary in the amount of $100,000 as Chairman of the New York region of Berkshire Bank, dividends of $3,070, a non-elective 401(k) contribution of $3,000, and club dues of $2,324.

(6)              Mr. Dunlaevy recognized $85 in imputed income on split dollar insurance.

(7)              Ms. Hill recognized $1,509 in imputed income on split dollar insurance.

(8)              Mr. Murphy was appointed to the Board of Directors on January 23, 2014.

(9)              Mr. Raser recognized $11 in imputed income on split dollar insurance.

(10)       Mr. Ryan was appointed to the Board of Directors on June 27, 2014.

Retainers for Non-Employee Directors. The following table sets forth the applicable retainers that will be paid to our non-employee directors for their service on our Board of Directors during 2015.

Annual Cash Retainer for Board Service	$40,000
Annual Cash Retainer for Chairman of the Board of Directors	$60,000
Annual Equity Retainer for Board Service	$35,000
Annual Cash Retainer for Audit Committee Chair	$10,000
Annual Cash Retainer for Risk Management Committee Chair	$6,000
Annual Cash Retainer for Capital, Compensation, and Corporate Governance/Nominating Committee Chairs	$4,000
Annual Cash Retainer for Attendance at Audit, Capital, Compensation, and Risk Management Committee Meetings	$8,000
Annual Cash Retainer for Attendance at Corporate Governance/Nominating Committee Meetings	$4,000

Endorsement Agreement with Geno Auriemma. We entered into an Endorsement Agreement with Mr. Auriemma effective May 10, 2012. Under the agreement, Mr. Auriemma has agreed to serve as a marketing spokesman for Berkshire Bank during the term of his agreement. In exchange for his services, we have agreed to pay Mr. Auriemma $120,000 annually for a term of four (4) years.  On January 23, 2014, Mr. Auriemma resigned from the Boards of Directors of the Company and the Bank. Mr. Auriemma has continued to serve as a spokesperson for the Bank in accordance with the terms of the Endorsement Agreement, which was amended after Mr. Auriemma’s resignation from the Boards of Directors of the Company and the Bank to increase his annual compensation under the Endorsement Agreement to $175,000.

Stock Ownership

The following table provides information as of March 12, 2015, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 25,250,136 shares outstanding at March 12, 2015.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	1,801,336	(1)	7.1%

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	1,588,856	(2)	6.3%

The Vanguard Group 1000 Vanguard Blvd. Malvern, Pennsylvania 19355	1,499,886	(3)	5.9%

Sy Jacobs Jacobs Asset Management, LLC 11 East 26 Street, Suite 1900 New York, New York 10010	1,484,971	(4)	5.9%

(1)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 5, 2015.

(2)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 30, 2015.

(3)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2015.

(4)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 17, 2015.

The following table provides information about the shares of Company common stock that are owned by each director or nominee for director (if any) of the Company, by the current executive officers named in the Summary Compensation Table (the “Named Executive Officers” or the “NEOs”) and the aggregate number of shares owned by all directors, nominees for director (if any) and Named Executive Officers as a group as of March 12, 2015. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the shares shown have been pledged. The number of shares and options exercisable within 60 days owned by all directors, nominees for director (if any) and Named Executive Officers as a group totaled 2.8% of our outstanding common stock as of March 12, 2015.  Each director and Named Executive Officer owned less than 1.0% of our outstanding common stock as of that date.  Percentages are based on 25,250,136 shares outstanding at March 12, 2015.

Name	Number of Shares Owned (Excluding Options) (1)		Options Exercisable Within 60 Days	Total
Directors
John W. Altmeyer	32,245	(2)	31,817	64,062
Paul T. Bossidy	—	(3)	—	—
Robert M. Curley	15,246		—	15,246
Michael P. Daly	151,935	(4)	—	151,935
John B. Davies	24,706		—	24,706
Rodney C. Dimock	16,124	(5)	—	16,124
J. Williar Dunlaevy	74,023	(6)	136,638	210,661
Susan M. Hill	27,902	(7)	—	27,902
Cornelius D. Mahoney	15,337		—	15,337
Laurie Norton Moffatt	3,124		—	3,124
Richard J. Murphy	7,716		—	7,716
Barton D. Raser	26,175	(8)	—	26,175
William J. Ryan	12,187		—	12,187
D. Jeffrey Templeton	25,485		—	25,485

Named Executive Officers Who Are Not Directors
Josephine Iannelli	12,764		—	12,764
Sean A. Gray	39,323		—	39,323
Richard M. Marotta	39,902		—	39,902
George F. Bacigalupo	17,042		—	17,042
All Named Executive Officers and Directors, as a Group (18 persons)	541,236		168,455	709,691

(1)         This column includes the following:

Name	Shares of Granted but Unvested Restricted Stock Held In Trust	Shares Held In Trust in the Berkshire Bank 401(k) Plan
Mr. Altmeyer	2,620	—
Mr. Bossidy (3)	—	—
Mr. Curley	4,567	—
Mr. Daly	22,442	31,892
Mr. Davies	2,620	—
Mr. Dimock	2,620	—
Mr. Dunlaevy	2,620	—
Ms. Hill	2,620	—
Mr. Mahoney	2,620	—
Ms. Moffatt	2,206	—
Mr. Murphy	2,206	—
Mr. Raser	2,620	—
Mr. Ryan	2,260	—
Mr. Templeton	2,620	—
Ms. Iannelli	11,492	47
Mr. Gray	14,228	1,135
Mr. Marotta	16,565	73
Mr. Bacigalupo	14,620	45

(2)            Includes 4,472 shares held by Mr. Altmeyer’s spouse.

(3)              Mr. Paul T. Bossidy was appointed to the Company’s Board of Directors on March 19, 2015.

(4)              Includes 1,025 shares held jointly with Mr. Daly’s mother.

(5)              Includes 3,400 shares held by an LLC.

(6)            Includes 8,457 shares held by Mr. Dunlaevy’s spouse and 5,226 shares held in an employee stock ownership plan.

(7)              Includes 322 shares held by Ms. Hill’s spouse’s IRA.

(8)            Includes 13,234 shares held by a company.

Proposals to be Voted on by Stockholders

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of 14 members. The Board is divided into three (3) classes, each with three-year staggered terms, with one-third of the directors elected each year. The nominees for election this year are William J. Ryan, Robert M. Curley, Barton D. Raser, D. Jeffrey Templeton, and Richard J. Murphy, all of whom are current directors of the Company and the Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.  Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five (5) years. The age indicated in each nominee’s biography is as of December 31, 2014. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of the Bank.

Board Nominees for Terms Ending in 2018

William J. Ryan is the Chairman of the Board of Directors of the Company. Mr. Ryan previously served as Chairman of the Board and Chief Executive Officer of TD Banknorth, Inc. from 1985 through 2007. He currently serves as Chairman of the Board of Directors of Unum Group and is a member of the Board of Directors of Anthem, Inc. He brings significant knowledge about the banking industry. Age 71. Director since 2014.

Robert M. Curley served as Chairman and President for Citizens Bank in New York from 2005 to 2009. Prior to joining Citizens, Mr. Curley served at Charter One Bank where he was President for New York and New England. During the period of 1976 to 1999, Mr. Curley was employed by KeyCorp., where he rose to the position of Vice Chairman of KeyBank N.A., and served as President and Chief Executive Officer of four subsidiary banks. Mr. Curley was hired by the Company and the Bank as Chairman of their New York bank and appointed as a director of the Company and the Bank in December 2009. He brings a wealth of knowledge to the Board concerning the banking industry in the Northeastern United States generally, and our New York region specifically, as well as the day-to-day management and oversight of a highly successful bank. Age 67. Director since 2009.

Barton D. Raser is the co-owner and Vice President of Carr Hardware & Supply Company, Inc., with its headquarters located in Pittsfield, Massachusetts. Mr. Raser has served in this capacity since 1990. Mr. Raser served as director of Legacy Bancorp, Inc. and Legacy Banks from 2001 to 2011, during which time he served on Legacy Bancorp’s Audit Committee, Trust Committee and Governance and Nominating Committee and chaired Legacy Banks’ Credit/ALCO Committee. Mr. Raser enhances the Board with his knowledge of the Berkshire County economy and marketplace, as well as his experience with day to day management and oversight of a successful retail/wholesale business. Age 50. Director since 2011.

D. Jeffrey Templeton is the owner and President of The Mosher Company, Inc., located in Chicopee, Massachusetts, a manufacturer of buffing and polishing compounds, abrasive slurries and a distributor of related grinding, polishing and lapping machinery. Mr. Templeton is a former director of Woronoco Bancorp and provides experience and perspective as a successful business owner in our Springfield and Central Massachusetts markets. Age 73. Director since 2005.

Richard J. Murphy is Vice President and General Manager of the Tri-City ValleyCats minor league baseball team, a Class-A affiliate of the Houston Astros based in Troy, New York. Mr. Murphy currently serves as Chairman of the New York-Penn League Schedule Committee and is a member of the Board of Directors for Minor League Baseball’s Baseball Internet Rights Corporation. With over 25 years of experience in professional sports management, Mr. Murphy brings the Board a strong financial acumen, a solid background in brand promotion and marketing, and close ties to the Albany, New York community. Age 52. Director since 2014.

Directors with Terms Ending in 2016

John B. Davies is a former Executive Vice President of Massachusetts Mutual Life Insurance and is currently an Agent Emeritus with Massachusetts Mutual providing high net worth counseling with a focus on tax efficiency and intergenerational transfers of wealth. Mr. Davies is a former director of Woronoco Bancorp, and provides the Board with knowledge and understanding of our Springfield and Central Massachusetts markets, as well as experience in financial institution management, and expertise in financial services including insurance and wealth management. Age 65. Director since 2005.

Rodney C. Dimock is a Principal at Arrow Capital, LLC, a private investing, property development and consulting services company, located in West Granby, Connecticut. He was formerly President, Chief Operating Officer and a director of Cornerstone Properties, a $4.8 billion NYSE listed office building real estate investment trust and before that he was President of Aetna Realty Investors, Inc., one of the country’s largest real estate investment management advisors. Mr. Dimock provides experience in financial institution management, as well as experience and perspective on commercial real estate markets and the business climate and opportunities in Southern New England. Age 68. Director since 2006.

Laurie Norton Moffatt is the Director and Chief Executive Officer of the Norman Rockwell Museum, Stockbridge, Massachusetts. Since 1986, Ms. Moffatt has overseen the expansion of the museum’s facilities and the creation of a scholars’ research program. Her efforts resulted in the Museum receiving the National Humanities Medal, America’s highest humanities honor. Ms. Moffatt is also an active community leader. She is a founder of 1Berkshire and Berkshire Creative Economy Council and serves as a trustee of Berkshire Health Systems. Ms. Moffatt also holds a business degree from the University of Massachusetts. Her management and marketing experience developing and expanding the Norman Rockwell Museum and her community involvement will serve the Board’s efforts to continually enhance its business presence in the Berkshires and throughout the Company’s business footprint. Age 58. Director since 2013.

J. Williar Dunlaevy is the former Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Inc. and Legacy Banks (collectively, “Legacy”). Mr. Dunlaevy served as the Chief Executive Officer and Chairman of the Board of Legacy since 1996, and he currently serves as the Chairman of the Berkshire Bank Foundation — Legacy Region, Inc. Mr. Dunlaevy’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board. Age 68. Director since 2011.

Directors with Terms Ending in 2017

Michael P. Daly is President and Chief Executive Officer of the Company and the Bank. Before these appointments, Mr. Daly served as Executive Vice President and Senior Loan Officer of the Bank. He has been an employee of the Bank since 1986. Mr. Daly’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board of Directors. Age 53. Director since 2002.

Susan M. Hill is Vice President of Hill & Thompson, P.C., a certified public accounting firm located in Manchester Center, Vermont, which she founded and previously served as President for over 20 years. She served as a director of Factory Point Bancorp, Inc. and Factory Point National Bank of Manchester Center from 1992 until their acquisition by Berkshire Hills in September 2007. As an accountant, Ms. Hill provides knowledge and expertise to the Board in the areas of financial statement preparation and reporting, and serves as the Company’s Audit Committee Financial Expert. Ms. Hill is designated as a Certified Financial Planner and adds value in the oversight of the Company’s financial services and wealth management business. She also provides experience and perspective concerning operations in our Vermont region. Age 65. Director since 2007.

Cornelius D. Mahoney served as President, Chief Executive Officer and Chairman of the Board of Woronoco Bancorp and Woronoco Savings Bank before their merger with the Company and the Bank in June 2005. He is a former Chairman of America’s Community Bankers and the Massachusetts Bankers Association and a former Director of the Federal Home Loan Bank of Boston. He was a member of the Thrift Institution Advisory Council to the Federal Reserve Board of Governors and is a past Chairman of the Board of Trustees at Westfield State College. Mr. Mahoney provides valuable experience and insight as a successful banking executive and nationally recognized industry contributor, as well as knowledge of and involvement with our Springfield region markets. Age 69. Director since 2005.

John W. Altmeyer has served as President and Chief Executive Officer of Carlisle Syntec, Inc., Carlisle, Pennsylvania, a roofing manufacturer, since 1997. Carlisle Syntec is a key segment of Carlisle Companies, a New York Stock Exchange listed company. He previously held several corporate positions at Carlisle Companies from 1987 to 1997, with a focus on business development. Mr. Altmeyer also served on the Boards of Directors of Beacon Federal Bancorp, Inc. and Beacon Federal from 1992 until their acquisition by the Company and the Bank. He was also employed by Carrier Corporation from 1981 to 1987. Mr. Altmeyer provides valuable experience from his management of a large company connected to the construction industry, and a key segment of a Fortune 1000 company, as well as his prior service as a director of a Central New York community bank. Age 55. Director since 2013.

Paul T. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC from 2008 to 2014, when it was acquired by Radian Group, Inc. He also formerly served as Senior Operations Executive at Cerberus Capital Management and has held various executive appointments for General Electric Company, most recently as President and Chief Executive Officer of GE Capital Solutions Group, a diversified global commercial finance company. He is a certified public accountant and is Chair of the Audit Committee of the Board of Altisource Asset Management Corporation, a publicly traded company. Age 54. Director since 2015.

Proposal 2 — Advisory (Non-Binding) Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve our executive compensation, as described above under “Compensation Discussion and Analysis,” compensation tables and narrative discussion of Named Executive Officer compensation in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “FOR” the proposal.

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Is the Stockholder Vote Binding on the Company? This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

The Board recommends that stockholders vote “FOR” this proposal.

Proposal 3 — Ratification of the Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the year ended December 31, 2014 was PricewaterhouseCoopers LLP. The Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2015, subject to ratification by the stockholders at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

Audit Fees.  The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, respectively, by PricewaterhouseCoopers LLP:

	2014	2013
Audit Fees (1)	$951,380	$902,834
Audit-Related Fees (2)	$273,991	$218,580
Tax Fees (3)	$177,270	$—
All Other Fees	$—	$—

(1)              Includes fees for the financial statement and internal control over financial reporting audits and quarterly reviews.

(2)              Fees in 2014 relate to purchase accounting, compliance testing, employee benefit plans, system conversion and Form S-4 registration statement.  Fees in 2013 relate to purchase accounting, compliance testing, and employee benefit plans.

(3)              Consists of tax return preparation, and tax-related compliance and services.  PricewaterhouseCoopers LLP did not perform any tax return preparation, or tax-related compliance and services for the Company in 2013.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm must be specific as to the particular services to be provided for compliance with the auditor services policy.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the years ended December 31, 2014 and 2013, respectively, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Compensation Discussion and Analysis

This section explains how we compensate Named Executive Officers listed in the Summary Compensation Table that follows.  The Named Executive Officers consist of the CEO and members of the executive team.  Compensation for our executive team is determined by the Compensation Committee of the Board of Directors.

Executive Summary

The following section highlights our key performance results and compensation considerations for our 2014 executive compensation program.

Our Performance

Berkshire continued to build the franchise in 2014, demonstrating the ability to grow both organically and through acquisition.  Our footprint, our culture and our vision are clear differentiators for us in our markets and they amplify the power of the franchise we’ve built.  Our achievements this year included:

•                  Integrated 20 branches in Central New York adding more than 60,000 new customers.

•                  Recruited experienced teams/leaders in commercial banking, small business banking, wealth management, mortgage banking, finance and treasury.

•                  Opened two new branches, including a regional hub in Westborough, and consolidated four branches to best optimize our network.

•                  Rolled out enhanced mobile and online security and account features for our customers.

•                  Implemented leading enterprise risk management platform, upgrading our risk management processes and controls.

•                  Improved internal financial reporting and profitability analysis, rolled out real-time pricing models, and implemented new mortgage system and purchased loan accounting system.

•                  Launched a successful marketing partnership with the New England Sports Network (NESN) as the official bank of Boston Bruins coverage on NESN, leading to enhanced brand awareness across New England and particularly in our Eastern markets.

•                  Announced an agreement to acquire Hampden Bancorp, a $700 million asset bank headquartered in Springfield, MA.

•                  Successfully transitioned leadership of the Board of Directors with the addition of William J.  Ryan, Former Chairman and CEO of TD Banknorth, as independent Chairman.

•                  Changed the Bank’s charter to a commercial bank charter and the Company’s status to bank holding company status, to reflect growth and progress.

Performance Highlights in 2014

During the year core earnings per share grew by $0.02 per quarter from $0.40 to $0.48. Core earnings are net of ongoing investment in the business including new branches and investment in teams and infrastructure.  Results included the benefit of active balance sheet management as demonstrated by an improvement in the net interest margin in the final quarter of the year.  Improvement in financial condition was evidenced by a 5% increase in total stockholder’s equity and improvement in the loan to deposit ratio to 101%.

Pay and Performance Alignment

Our compensation program is based on an overarching goal to reward our executives commensurate with the performance achieved and value delivered to our shareholders.  We ensure this alignment by:

•                  Measuring our success through a balanced portfolio of performance metrics that reward corporate and individual success.

•                  Focusing a significant amount of executive compensation on variable/performance-based pay for both short and long-term compensation.

•                  Rewarding a sustained, multi-year view of performance.

•                  Providing a significant portion of our incentive compensation in equity based compensation to further align executive interests with those of our shareholders.

The pie chart below illustrates the target total compensation mix for our CEO and NEOs.  A substantial portion of compensation is in variable/performance based pay.

The Board believes that our executive compensation program provides an appropriate balance that rewards short-term results while keeping focused on delivering long-term performance and increased shareholder value.  Below we summarize the key financial metrics used in our 2014 short and long-term incentive plans.    During 2014, our performance was measured by the following balanced portfolio of incentive metrics:

Metric	Results	Comment
Short Term Incentive Measures
Core Earnings	$44.7 Million	Core earnings increased sequentially in all quarters due to positive operating leverage more than offsetting decrease in purchased loan accretion.
Core Efficiency Ratio	63.2%	Improved sequentially during the year to 62.5% in the fourth quarter (excluding the non-operating charges of the branch acquisition).
Criticized Assets Ratio	27.4%	Improved from 36.6% at start of year due to continued reductions of purchased impaired loans while also recording recoveries of purchase discount.
Progress in 2014 toward Long-Term Incentive Measures
Core Return on Equity	6.46%

Progress toward our three year goals included core ROE increasing sequentially in all quarters this year, reaching 6.89% in the final quarter and core EPS increasing $0.02 in each quarter from $0.40 in the fourth quarter of 2013 to $0.48 in the fourth quarter of 2014.

Core Earnings per Share	$1.80

Further details about the short term and long term incentive plans are described in the remainder of the CD&A.  Total 2014 payout is as follows:

•                  2014 short term incentive payout was 149% of the target set for 2014.  Management exceeded target performance in all plan measures as well as other strategic accomplishments as noted in the Executive Summary above.

•                  January 2015 vesting under 2012 long term incentive plan maturing in 2014 was 50% of the total award available.  Management achieved the ROE target, but missed the three year EPS threshold by 0.4% due to adverse market developments in 2013.

Other Compensation Program and Governance Highlights

•                  Long-term/equity incentives reflect 50% performance shares (which vest based on 3 year performance results) and 50% time vesting shares, to provide balance between performance and retention.

•                  A significant portion of executive pay is stock based-compensation to reflect our desire to retain a broader view of long-term results and shareholder alignment.

•                  Stock ownership and retention guidelines encourage our executives to own and retain stock; all of our executives meet, or are on target to meet, our stock ownership guideline policy.

•                  All incentive pay is subject to forfeiture under our clawback policy.

In summary, the Compensation Committee and Board of Directors carefully monitor executive pay-performance alignment and our programs provide variability year-to-year and over the long-term that reflects our performance.

Shareholder Vote.  At our annual 2014 meeting, our shareholders overwhelmingly supported our “say-on-pay” resolution with  96% of the votes cast voting to approve the executive compensation disclosed in last year’s proxy statement.  The Committee considers the shareholder advisory vote from the most recent annual meeting, along with commentary from proxy advisory firms that opined on the matters voted on at the meeting.

Role of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee.  The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for Berkshire’s Named Executive Officers (the “Executives”).  Throughout the following discussion and analysis, we refer to the Compensation Committee as “the Committee.”

The Committee has the responsibility for establishing, implementing and continually monitoring adherence with our Executive Compensation Philosophy.  The Committee ensures that the total compensation paid to the Executives is fair, reasonable and performance-based while aligning with shareholder interests.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website.  To fulfill its charter and responsibilities, the Committee met throughout the year, meeting 6 times in 2014, and also may take action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and the Executives, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate, comprise the Executive’s total compensation package. The Committee also reviews the employment contract with the Chief Executive Officer and the Change in Control agreements with the Executives.  The Committee and management consider the accounting and tax consequences of the compensation plans prior to making changes to the plans.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, incentives and equity grants based on this review. Input and data from the Executive Vice President of Human Resources and outside independent compensation and legal consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on the other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to outside legal and compensation advisors and consultants throughout the year as they relate to executive compensation.  The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Role of the Compensation Consultant. The Committee engages Meridian Compensation Partners, LLC (“Meridian” or “Consultant”) to serve as independent advisor to the Committee. During 2014, Meridian presented an annual education session to the Committee, conducted executive and board market analyses, assisted with the development of the peer group and the proxy, and responded to other ad hoc requests of the Committee.

The Consultant reported directly to the Committee and carried out their responsibilities to the Committee in coordination with the Company’s Human Resources Department, as requested by the Committee.  The Committee Chair has regular contact with the Consultant outside meetings as appropriate.  The Committee has reviewed Meridian services and determined that Meridian is independent with respect to SEC standards as well as Company policy.

Role of Management.  Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee.  Input may be sought from the Chief Executive Officer, Executive Vice President Human Resources, Chief Financial Officer, Executive Vice President Risk Management or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the other Named Executive Officers.  The Executive Vice President of Human Resources often assists the Committee on matters of design, administration and operation of the Company’s compensation programs.  The Executive Vice President of Human Resources may be requested, on the Committee’s behalf, to provide proposals or work with their independent consultant to develop proposals for the Committee’s consideration.  The Executive Vice President of Human Resources reports to the Compensation Committee directly on such matters.  The Committee also receives updates from the Company’s Chief Risk Officer and Chief Financial Officer throughout the year as appropriate.

Although the Executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote.  Only Committee members vote on decisions regarding executive compensation.  The Committee regularly meets in executive session without management present.

Compensation Philosophy & Pay Considerations

The overall principle guiding executive compensation at the Company is to reward executives commensurate with performance.

The Committee believes that the success of our Company depends on our ability to attract and retain talented executives motivated to drive the Company’s growth goals and deliver value to its stockholders. Ultimately our compensation programs are designed to achieve overarching goals that motivate and reward performance, ensure sound risk management, and deliver long-term value to our shareholders.  To achieve these objectives, the Committee regularly reviews our compensation and incentive programs to ensure they align with these core objectives and modifies as needed.  We assess our program from the perspective of our shareholders and regulators, considering best practices and making improvements as appropriate.

Performance reflects short and long-term performance, Company and individual performance as measured by our absolute performance goals, and our long-term relative performance as compared to the industry.  We believe our balanced and holistic view of performance helps ensure we motivate the right behaviors and results that are in line with the interests of our shareholders.  Our compensation programs are managed within the context of our overall budgeting, planning and cost management programs.

As a result of our balanced perspective, our compensation reflects a combination of different reward elements, which allow us to reward performance without overemphasizing any one element, one performance measure or one period of time.

In summary, we provide a total compensation program that is competitive, performance driven, shareholder aligned, balanced, and reflects sound risk management practices.  We set specific performance goals that align with our strategy and support our annual and long-term plans, but also recognize the need to be responsive and flexible in today’s challenging environment.  We believe this approach also helps to ensure our program does not motivate our executives to take undue risks.

How our Philosophy and Decisions Support our Objectives.

The following table summarizes the key objectives of our total compensation program and how our program supports these goals.

Key Objectives	How Our Programs Support These Objectives

Attract and retain talented executives committed to our success.

•   Competitive total compensation opportunities enable us to attract talent and retain our high performing executives

•   Long-term equity incentives serve to retain our top talent and motivate them for long term success.

Provide competitive compensation appropriate for banks of similar size, complexity and performance.

•   Total compensation guidelines are targeted to reflect the market defined as banks similar in size, region and business model to Berkshire.

•   The Committee’s independent consultant conducts comprehensive analyses that include proxy and industry survey data and serves as a reference for defining base salary ranges and target short and long-term incentive opportunities.

Motivate executives to achieve high standards of performance.

•   Variable/performance oriented compensation (i.e. short and long-term incentives) work together to reward Company financial and strategic objectives as well as individual performance and contributions.

•   Higher (i.e. above market) compensation results if performance exceeds our goals and expected peer rankings; lower compensation (i.e. below market) will result if our performance falls below expectations.

Align executive interests with those of our shareholders

•   Our executives are expected to meet stock ownership guidelines over time and hold stock throughout their tenure as executives.

•   A significant portion of executive compensation is in the form of stock with 50% of grants vesting only upon achievement of multi-year performance goals.

•   The Committee reviews our programs and pay—performance relationships on a regular basis.

Key Objectives	How Our Programs Support These Objectives

Provide a balanced approach that rewards both short-term and long-term results and appropriate risk taking

Our total compensation program balances the following perspectives:

•   Providing a mix of fixed and variable performance pay.

•   Measuring short and long-term performance.

•   Providing incentives in both cash and equity based compensation.

•   Considering our absolute and relative performance.

•   Measuring a mix of performance goals including earnings, returns and asset quality.

The well-balanced approach seeks to enhance the pay-performance focus and also to mitigate risk taking by not placing significant focus on any one metric/perspective, but rather taking a holistic approach to total compensation.

Compensation Decision Process and Factors Considered.

The Committee’s decisions throughout the year are supported by various analyses, information and input including, but not limited to:

• Competitive benchmarking reviews	• Executive attraction and retention considerations

• Total compensation philosophy, pay targets and guidelines	• Internal equity considerations

• Tally sheets	• Executive stock ownership levels

• Strategic plans and performance relative to annual budget	• Risk assessment considerations

• Pay-performance alignment	• Best/emerging practices

• Individual performance	• Director and Committee input

• Demonstration of behaviors that support America’s Most Exciting Bank® culture and brand	• Company’s performance, stock price and total shareholder return compared to peers and market indices

• External influences, economic conditions and industry factors	• Advisory shareholder vote and other relevant shareholder input

Further details on several of these analysis and factors are described below.

Competitive Benchmarking.  In the fall of each year, the Committee’s independent compensation consultant conducts a competitive market analysis using the peer group and other industry survey data.    The purpose of this assessment is to provide market perspective to the Committee as it sets base salaries and incentive opportunities for the next year.  In addition, the peer group is used to assess pay-performance alignment on a retrospective basis. The Committee believes that ongoing monitoring of the Company’s programs and pay decisions enables them to assess the effectiveness of its pay decision and ensure the executive compensation program meets desired objectives.

The peer group developed by Meridian was used by the Committee to set 2014 salaries and incentive target opportunities.  The purpose of these reviews is to provide regular, independent, and objective analyses of all elements of compensation (individually and in the aggregate), relative to market and peer group practice.  In addition to competitive benchmarking, the Consultant conducted several analyses assessing the pay-performance relationship to assist the Committee in monitoring longer-term effectiveness.

Peer Group Criteria: The peer group is based on objective parameters that reflect institutions of similar asset size (approximately ½ - 2x Berkshire’s assets) and located in the Northeast/Mid-Atlantic region.  Although Berkshire has been a thrift from a regulatory perspective, the Bank competes with commercial banks and in 2014 converted its charter to commercial bank.  Berkshire’s size, as measured by assets, is positioned near median of the peer group.

The following group shows the peer companies for 2014 pay comparisons:

Brookline Bancorp, Inc	Northwest Bancshares, Inc.
Community Bank System, Inc.	Park National Corporation
First Commonwealth Financial Corporation	Provident Financial Services, Inc.
First Financial Bancorp.	Provident New York Bancorp*
Flushing Financial Corporation	S&T Bancorp, Inc.
F.N.B. Corporation	Sandy Spring Bancorp, Inc.
Independent Bank Corp.	Tompkins Financial Corporation
National Penn Bancshares, Inc.	TrustCo Bank Corp NY
NBT Bancorp, Inc.	WSFS Financial Corporation

*Provident New York Bancorp merged with Sterling Bancorp on 10/31/13

In addition to the peer group data, the consultant used several other sources of data to identify general compensation trends, as well as published industry surveys and a proprietary database of national banking compensation data. The data used reflected banks representing similar asset size and region to the Company.

Tally Sheets.  The Committee reviews tally sheets annually that summarize all elements of executive compensation and benefits. The tally sheets enable the Committee to see a snapshot of all compensation elements in a singular summary. Tally sheets are discussed annually with the full Board to ensure all members understand the components of executive compensation. While it is treated primarily for information and understanding, it is an additional view the Committee may consider in making compensation decisions or program changes in the future.

Internal Equity.  The Committee receives feedback from the Chief Executive Officer related to key executive roles and relationships. In some cases, there is a goal to retain similar pay levels (e.g. to support a “team” approach) whereas, at other times there is a desire to provide differentiation to reflect unique roles, contribution, or performance. The Chief Executive Officer provides input to the Committee regularly so that such internal relationships can be reviewed and considered by the Committee in pay decisions. The Committee also reviews the relationship between the Chief Executive Officer and other senior executives. The goal is to ensure that relationships between executives appropriately reflect differences in roles and performance.

Pay-Performance Analysis.  Ensuring and sustaining a proper pay-performance relationship is a key objective for the Committee.  As such, the Committee’s independent consultant regularly conducts analyses to monitor pay-performance alignment, particularly with regards to the Chief Executive Officer.  The goal is to use this information proactively to monitor pay opportunity ranges and retroactively to assess the actual pay delivered based on performance. During 2014, the consultant provided the following information/analyses to facilitate the Committee’s ongoing review:

•                  Actual pay delivered — the level of pay received/granted for the fiscal year (includes base salary, annual incentives and equity grants which represent potential value).

•                  Total pay opportunity ranges — the target opportunities and potential compensation that could be received/granted based on the Company’s total pay guidelines and minimum and stretch performance.  This provides the Committee an overview of the range of pay that an executive may receive under different performance scenarios.

•                  Realizable pay — a periodic review of the average of three years cumulative pay realized by executive based on performance and stock price (considers base salary, actual bonus, current in the money value of stock options and current value of stock awards).  The amount of pay actually realized by the executive is compared to executives at the Bank’s peer companies to determine relative alignment.

•                  Performance — three year total shareholder return and other key financial metrics were reviewed and considered for Berkshire and peers.

Best Practices.  The Committee regularly seeks education and information related to emerging best practices. Regular updates, presentations and information from the Committee’s advisors and consultants were provided throughout the year.  In addition, the Committee requests the Compensation Consultant to provide a formal education session annually to include input on best practices and emerging trends.

Compensation Components and 2014 Decisions

The Company’s compensation program consists of four main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, and Benefits and Perquisites.  The following section summarizes the role of each component, how decisions are made and the resulting 2014 decision process as it relates to the Named Executive Officers.

Base Salary

Purpose, Philosophy and Process.  The Company believes the purpose of base salary is to provide competitive and fair base compensation that recognizes each executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region. Each year our compensation consultant provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information.  Our competitive range reflects a range around market median. The Committee uses this range in making ongoing base salary decisions for each executive.

In December of each year, the Committee reviews each executive’s base pay relative to competitive market practice, individual experience, expertise, performance and contributions in preparation for January considerations.  Base salaries are not automatically increased each year and the review does not always result in a base pay adjustment.  Input from the Chief Executive Officer is considered in setting the executive salaries while the Committee is solely responsible for determining the Chief Executive Officer’s salary.

2014 Decisions.  The Committee considers the market range for the positions and relative salaries, as well as the financial and economic environment.  In January 2014 the Committee reviewed market data, individual performance and the growth of the Company and approved the following salaries for its Named Executive Officers.

•                  President and Chief Executive Officer, Michael P. Daly — The Committee approved an increase from $575,000 to $630,000.

•                  Executive Vice President and Chief Financial Officer, Josephine Iannelli was promoted to this position January 2014  with a base salary of $325,000, which remained unchanged in 2014.

•                  Executive Vice President, Retail Banking, Sean A. Gray — The Committee approved an increase from $350,000 to $375,000.

•                  Executive Vice President, Chief Risk and Administrative Officer, Richard R. Marotta — The Committee approved an increase from $350,000 to $400,000.

•                  Executive Vice President Commercial Lending, George Bacigalupo was promoted to this position in October 2013 with a base salary of $325,000, which remained unchanged in 2014.

Executive Incentive Plan — Short Term Incentives

Purpose, Philosophy and Process.  The primary objective of our Executive Incentive Plan is to motivate and reward executives for achieving specific Company, department and individual goals that support our strategic plan. Rewards under this plan represent compensation that must be re-earned each year based on Company and individual performance.

Company goals are defined each year and approved by the full Board. At the beginning of each year, the Chief Executive Officer proposes draft goals for the Company component of the incentive plan with the Committee.  The Committee discusses the proposed Company goals with the Chief Executive Officer, incorporates appropriate modifications and, once approved, reviews with the full Board.  The Company goals serve to fund the incentive plan.

The Committee then works with the Chief Executive Officer to jointly define his individual goals. The Chief Executive Officer develops individual goals for each Executive based on the strategic plan/budget and reflective of his/her role.

Incentive award targets and ranges are reviewed and established annually by the Committee based on the Consultant’s market benchmarking analysis of similarly sized financial institutions and in line with our goal to provide a meaningful, but risk balanced, portion of total compensation that is based on annual results. For 2014, target annual incentive opportunities were 50% of base salary for the Chief Executive Officer and 35% for other Named Executive Officers. Actual payouts, however, are expected to vary each year based on a combination of Company and individual performance.  Corporate funding for the plan can range from 0% - 150% of target, individual performance can vary from 0% - 150%, but no individual awards can exceed 200% of target in aggregate.  (Target Annual incentives for Named Executive Officers represent approximately 21% — 24% of an executive’s target total direct compensation).

Once funding of the plan is known, individual performance is assessed to determine the actual awards.  At the end of the performance year, the Chief Executive Officer provides the Committee with a summary of each Executive’s performance and incentive recommendations based on their individual performance results relative to specific goals set at the start of the year. The Committee conducts a similar review of the Chief Executive Officer, which includes input from the Board of Directors, assessing individual goals and overall contributions for the year. The Committee determines the Chief Executive Officer award and approves the executive officer awards. The Committee retains the discretion to modify incentive payouts based on significant individual or Company performance shortfalls and/or regulatory and safety and soundness considerations and in consideration of risk management goals The Committee also has the discretion to make the award, or a portion of the award, payable in the form of equity, if desired, to facilitate Executives’ ownership guidelines.

Company Measures and Funding of the Plan.  In order for the Plan to pay any awards, the Company must first achieve a trigger/gate level of performance.  The gate for 2014 was defined at 75% of the budgeted core net income. Once the gate is achieved, the size of the incentive pool funding is determined based on Company performance relative to three goals:  Core Earnings (50%), Expense Management (25%), and Asset quality (25%).  Each goal has a defined range of acceptable performance (threshold, target and stretch).  If threshold is achieved, 50% of the pool is funded for that metric.  Target performance funds the pool at 100% and stretch performance funds at 150%.  The Committee also considers the achievement of the Company’s strategic plan/goals and can modify the pool +/- 15% based on its assessment of performance of these broader initiatives. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.  The objective is to ensure our incentive plan is funded appropriately based on profits and strategic results.

Short Term Incentive Plan - 2014 Corporate Scorecard — Determines Incentive Pool Funding

Performance Measure	Definition	Weight	Threshold (funds 50% of award/pool)	Target (funds 100% of award/pool)	Stretch (funds 150% of award/pool)
Core Earnings	Core Net Income	50%	$38.1 million	$42.3 million	$46.6 Million
Expense Management	Core Efficiency Ratio	25%	67.0%	65.0%	63.0%
Asset Quality	Criticized Assets (Tier 1 + ALLL)	25%	<38%	<36%	<34%

The measures above are non-GAAP Performance Measures, as described below.

Non-GAAP Incentive Performance Measures:  Core measures are intended to identify the normalized operating level of revenue, expense, and earnings. Core measures exclude the after-tax impact of non-core items.  The Company provides further detail on and discussion of these non-core adjustments in its quarterly earnings releases filed with the SEC on Form 8-K and its presentation of non-GAAP measures in Form 10-K wherein core net income is described as adjusted net income.  Non-core items in 2014 included merger, restructuring, and conversion expenses; securities gains; and hedge termination losses — which are identified on the Statement of Income.  Non-core items in 2014 also included an out-of-period interest revenue adjustment and a related variable compensation expense adjustment.  The Board, in its acceptance of the financial statements, reviews and approves the classification of revenue and expense items as non-core.  The Criticized Assets Ratio is the ratio of Criticized Assets to the sum of Tier 1 Capital and the Loan Loss Allowance.  Criticized assets are those assets rated Special Mention or worse in Berkshire’s risk rating system.  Tier 1 Capital is a regulatory capital measure of Berkshire Bank.  This ratio compares asset quality to bank capital as a measure of soundness.

Individual Performance. Once the incentive pool is approved by the Committee, awards are then allocated based on each participant’s individual performance and contributions toward the Company’s strategic goals. This design is intended to provide a balance of “team” through the overall plan funding, but allows actual allocation of the awards to reflect individual contributions toward the Company’s success.

2014 Decisions.  The Corporate Scorecard resulted in funding of 138.3%.  In accordance with the Plan, the Committee then considered achievements relative to key strategic initiatives and adjusted the funding 8% (out of the maximum of 15%) to bring the total funding to 149.4% of target.  The Committee recognized that many important strategic advances were accomplished which are expected to provide long term benefits.  In addition to highlights reported in the Executive Summary, the Committee also considered the following attributes of Company management:

•                  Improved enterprise risk management (“ERM”) through implementation of a leading ERM system

•                  Ongoing team and talent recruitment

•                  Active balance sheet management to support corporate objectives

•                  Balanced investment in branch and mobile banking capabilities

•                  Closed and integrated BofA branch acquisition

•                  Entered into merger agreement with Hampden Bancorp

•                  Updated acquired portfolio system and analytics

Below is a summary of the specific 2014 results and funding for the executive incentive plan:

Performance Measure	Weight	2014 Result	% Funding	Weighted Funding
Core Earnings	50%	$44.7 million	128.5%	64.3%
Expense Management	25%	63.17%	145.8%	36.5%
Asset Quality	25%	27.40%	150.0%	37.5%
Pool Funding based on Corporate Measures				138.3%
Strategic Initiatives Implementation (Committee discretion up to 15%). The Committee can also adjust the pool downward to reflect risk management considerations. The committee awarded 8% out of a possible 15% for the achievement of strategic accomplishments.				149.4%

Once the Pool is funded, individual awards are typically distributed in recognition of each Named Executive Officer’s individual performance.  Below is a summary of each executive’s performance as considered by the Committee:

Named Executive Officers	Approved Award	Rationale
Michael Daly — President and Chief Executive Officer	$455,000

Kept the team focused on organic growth building blocks for positive operating leverage. Upgraded finance and compliance team, grew key product lines, maintained focus on recruitment and talent management. Oversaw Central NY branch integration and Hampden Bancorp acquisition. Continued to build executive/senior team and recruited board leadership. Identified opportunities to rebuild/diversify core run rate.

Josephine Iannelli - Executive Vice President, Chief Financial Officer	$160,000

Improved line of business reporting and support. Upgraded finance personnel, reporting and analytics. Restructured hedges, diversified securities, added liquidity sources. Supported Hampden due diligence and modeling. Improved communications with investors.

Sean Gray - Executive Vice President, Retail Banking	$160,000

Managed retail accomplishments including strong loan, deposit, and fee growth and the integration of 20 branches in Central NY. Upgraded home lending business with new systems and leadership. Built out small business team with focus on SBA. Opened two branches and consolidated four to help optimize the network. Leadership and execution of company brand.

Richard Marotta - Executive Vice President, Chief Risk and Administrative Officer	$250,000

As Chief Administrative Officer, oversaw improved operations and development of enterprise risk management and controls. Criticized asset reduction exceeded stretch targets and asset quality metrics steadily improved. Additional compliance personnel were added and systems were upgraded. Fostered relationships with regulators.

George Bacigalupo - Executive Vice President, Commercial Banking	$150,000

Oversaw strong and diversified commercial banking growth in loans, deposits, and fees. Managed portfolio to deepen relationships, enhance profitability, and adjust to ALCO needs. Solid management across the footprint and increased cross sell focus. Credit metrics maintained within good, planned ranges. Hired and retained talent while managing expenses.

Long-Term Incentive/Equity Compensation

Purpose, Philosophy and Process.  The Company’s long-term incentive/equity compensation program is designed to align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top performers.

Each year in January, the Executives are considered for long-term incentive awards under the Company’s 2011 Equity Incentive Plan and 2013 Equity Incentive Plan.  The Committee determines the form and amount of equity awards based on consideration of competitive market practice, Company performance and individual performance.  The Committee is authorized, at its discretion, to grant equity compensation in proportion and upon such terms and conditions as the Committee may determine.

2014 Plan Design and Awards.  Grants are allocated with the goal to provide competitive awards that provide a meaningful portion of total compensation in stock-based awards. The awards are intended to reward superior performance, provide retention of our key executives, balance compensation rewards with risk through long-term vesting tied to performance, and align executives with our stockholders.

For 2014, target equity grants were defined as 75% of base salary for the Chief Executive Officer and 50% of base salary for other Named Executive Officers. Grants are made based upon recommendation of the CEO (for direct reports) and approved by the Committee (for CEO and the Executives) in consideration of each Executive’s past performance and future expected contribution. When making grants, the CEO and Committee also consider the market range for the positions as well as the financial and economic environment.

Once the award value is determined, the actual grant is split into two components:

•	Cliff vest following 3 year performance period
•	Rewards long-term / future performance
•	Aligns management and shareholder interests

•	Incremental vest over 3 years
•	Reinforces retention
•	Supports stock ownership

The 2014 Performance Shares vest after three years only if certain future goals are achieved.  For the 2014 grants, performance (and vesting) will be weighted 50% based on Average Core ROE Rank compared to an industry index; and 50% based on cumulative Core EPS (an absolute goal).  For our relative goal, we use an industry index to represent an objective/external comparator with predefined criteria (exchange traded banks and thrifts between $2 billion and $12 billion in assets located in New England or Mid-Atlantic regions, excluding MHCs). The Core EPS goal represents a cumulative three year goal that is set at the start of the performance period and is approved by the Committee.  The Company focuses on measures of Core EPS and Core ROE which reflect underlying operating trends in addition to GAAP measures which include non-recurring charges, particularly related to merger and acquisition activity.  The Board requires satisfactory support for all non-core items recorded by management as part of its overall performance management review.  Non-core net income is reported as adjusted net income in the Company’s Report on Form 10-K.

The 2014 grants awarded in January (and October solely for Ms. Iannelli) are summarized below and in our “Grants of Plan Based Awards” table herein.

2014 Long-Term Awards Granted

	Time-Based Shares Value	Performance Shares Value	Total Value	Total Shares
Michael P. Daly	$236,250	$236,250	$472,500	18,900
Richard M. Marotta	$100,000	$100,000	$200,000	8,000
Josephine Iannelli	$50,000	$50,000	$100,000	4,270
Sean A. Gray	$100,000	$100,000	$200,000	8,000

Mr. Bacigalupo did not receive a grant under the 2014 Executive Incentive Plan due to an earlier grant in connection with his promotion in October 2013.

2014 Special Equity Grant

During 2014, the Company continued to integrate and assimilate recent acquisitions despite the 2013 departures of the prior CFO and Head of Commercial Lending.  Their departure resulted in a reallocation of duties to the remaining Executives. The leadership team members took on additional responsibilities while facilitating the restructuring of the Company for overall greater efficiency through the transition of bringing on a new CFO and Head of Commercial Lending.  The CEO and Committee recognized the criticality of retaining continuity of these highly experienced top performing executives and keeping them focused on the long-term performance of the Company.  The Committee approved one-time grants with a goal to retain, motivate and keep the team focused on the ultimate objective — driving performance and resulting shareholder value.  The grants consisted of restricted stock with equal annual vesting over a three year period.  Each annual vesting award is subject to the Committee’s review and concurrence that appropriate progress has been made toward the execution of strategic goals for the year.

2014 Supplemental Grants

Sean Gray	8,000 shares	3 year incremental vesting
Richard Marotta	10,000 shares	3 year incremental vesting

2012 Plan Performance and Vesting. The 2014 year concludes the performance grant under the 2012 Long Term Incentive Plan with three year performance goals and cliff vesting based on results over the three year period, 2012 - 2014.  The table below shows the performance matrix used by the Committee set in 2012 and assessed at the end of 2014 to determine vesting for the 2012 performance shares.

2012 Long Term Incentive Plan - Corporate Scorecard Determines Performance Share Vesting

		CORE ROE GROWTH (50%)
		Below 25th percentile	26th – 50th percentile	51st – 75th percentile	Above 76th percentile
AVERAGE CORE ROE
	Below 25th percentile	0%	0%	0%	0%
	26th — 50th percentile	0%	50%	75%	100%
	51st — 75th percentile	0%	75%	100%	125%
	Above 75th percentile	0%	100%	125%	150%

		CORE EPS (50%)
		< Threshold	Threshold $5.67 90% of EPS	Target $6.30 100% EPS	Stretch $6.93 110% EPS
CORE EPS (cumulative) 50%
	Funding	0	50%	100%	150%

Over the three year period 2012 — 2014, the Company’s growth in 3-Year Average Core ROE (from the 2009-2011 base period) was in the top quartile of the comparison group. The Company’s 3-Year Average Core ROE was in the second quartile of this comparison group. This performance qualified for 100% vesting of the Core ROE component of the performance shares in accordance with the table above. The Company’s cumulative Core EPS over the three year period 2012-2014 totaled $5.65. This amount was $0.02 below the $5.67 threshold and therefore there was no vesting for this component.  As a result, the total 2012 performance shares were vested at 50% of Target.

2012 Performance Share Vesting

Participants	Grant Date	Share Grant at Target (100%)	Cliff Vesting – 3 year results (50%)
Daly	1/30/2012	5,675	2,838
Marotta	1/30/2012	2,947	1,474
Gray	1/30/2012	2,838	1,419

Standard practice — fractional shares rounded to next whole share

Note: Core EPS and core ROE metrics adjusted for estimated impacts of out of period adjustments posted in 2013 and 2014; these adjustments were immaterial to core ROE metrics.

Benefits and Perquisites

Purpose, Philosophy and Process.  The Company provides select executives with perquisites and other executive benefits that the Committee believes are reasonable and consistent with its overall compensation philosophy. The Committee reviews the Company’s total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.

The Company maintains a supplemental retirement arrangement with Mr. Daly that provides a benefit designed to restore benefits capped by Internal Revenue Service limits on qualified plans. All Named Executive Officers are eligible for modest perquisites such as automobile allowance, financial planning and membership fees.  The Company also maintains a long term care insurance plan that is currently limited to four executives and their spouses.

Potential Post Termination or Change in Control Benefits

An important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our Named Executive Officers with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. The Company has entered into an employment agreement with Mr. Daly and change in control agreements with the other Named Executive Officers.  The agreements are designed to ensure that the Named Executive Officers devote their full energy and attention to the best long term interests of the shareholders.  Beginning in 2009, the Company determined that it would no longer enter into an employment or change in control agreement that provides for a tax indemnification payment in the event that the payment under the agreement results in additional tax liability under Section 280G of the Internal Revenue Code (a “Tax Indemnification Payment”).  Consequently, the change in control agreements entered into for Mr. Marotta (in 2010), Mr. Bacigalupo (in 2013), and Ms. Iannelli (in 2014) do not provide for a Tax Indemnification Payment.  However, before the Company changed its policy with respect to Tax Indemnification Payments in 2009, the Company entered into an employment agreement with Mr. Daly and a change in control agreement with Mr. Gray, which provide for a potential Tax Indemnification Payment.

As stated above, the Company no longer enters into change in control agreements that provide for a tax indemnification payment if the payments under the agreement result in additional tax liability under Section 280G of the Internal Revenue Code.  For additional details, please see section titled “Potential Payments Upon Termination of Employment or a Change-In-Control” of this proxy statement.

Policies and Practices

Stock Practices and Policies

Stock Ownership Guidelines.  The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of Company executives and directors with those of stockholders. The Company maintains Stock Ownership Guidelines for its Named Executives Officers, Directors and certain other executives that require the following minimum investment in Company common stock:

Directors:	Four times (4x) the annual cash retainer
President and Chief Executive Officer:	Four and a half times (4.5x) the annual base salary
All Other Executives:	Two and a half times (2.5x) the annual base salary

Shares that satisfy the stock ownership guidelines include Company stock owned outright and restricted stock whether or not vested.  Stock options are not included in calculating ownership until they are converted into actual shares owned.

Newly hired executives, directors and current employees of the Company who first become an executive or director are expected to satisfy the stock ownership guidelines within four years, or such other term approved by the Committee, from the date such individual first becomes an executive or director.

Executives and directors who maintain sufficient stock holdings, but due to an increase in base salary, annual cash retainer, selling Company stock to cover tax withholding or for a reason approved by the Committee, no longer meet the stock ownership guidelines, shall have eighteen months (18) to acquire additional Company stock and during this term such individuals will be deemed to satisfy the ownership guidelines.

Stock ownership for executives and directors is reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. Share holdings are evaluated based on the average stock price for the three year period prior to the Board’s review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.

The Committee monitors executives’ ownership annually.  Our Chief Executive Officer and other NEOs are compliant with the Company’s stock ownership guidelines. Additionally, all but two of our newest directors meet the Company’s stock ownership guidelines.

Option Granting Practices.  The Committee considers whether to make stock option grants and/or award other forms of equity during January of each year. However, grants may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. Under our current plans, which were approved by stockholders in 2011 and 2013, the exercise price of an option is the closing market price on the grant date. The grant date for grants determined by the Committee at its meeting in January is January 30. For other grants made during the year, the grant date is the first day after the close of each quarter. The decision of the Committee to have the grants be effective on a uniform date in the future is designed to: (1) provide for administrative convenience for the Company to track the vesting and exercisability of its stock awards; and (2) prevent any appearance that the Committee is acting on a particular date to provide for a lower exercise price for stock options based on changes in the Company’s market price.

As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation.

Clawback Policy.  In the event the Company or Berkshire Bank is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of Financial Misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE) or if the Company’s Board of Directors determines that a participant committed Personal Misconduct (as defined below), each of the participants shall reimburse the Bank for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under the Company’s long term and short term incentive compensation plans, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; (ii) the term participant means the CEO and his direct reports, who are eligible to participate in this plans; and (iii) the term Personal Misconduct means fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company.

Tax Deductibility.  It is the Committee’s intention generally to design its compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code.  However, the Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility under Section 162(m).

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Risk Assessment and Related Considerations

For 2014, a committee comprised of the Executive Vice President and Chief Financial Officer, Executive Vice President of Human Resources, and Executive Vice President and Chief Risk and Administrative Officer, performed an annual risk assessment of the Company’s incentive compensation plans (the short-term and long-term incentive plans) for all employee levels within the Company.  The objective of the review was to determine if the incentive compensation plans, at all employee levels, encouraged behaviors that exposed the Company to unacceptable levels of risk in relation to its business model and strategic plan.  The review evaluated the balance of compensation elements between cash, performance shares, restricted stock grants, fixed versus variable compensation, and long-term versus short-term compensation.  The review considered the level of potential cash incentive compensation as compared to base salary, the focus of individual and corporate goals, as well as the weighting, and balance of goals, and internal controls in place to mitigate possible high risk taking.  Based upon the risk assessment, the Committee reviewed and concluded that the incentive compensation plans do not motivate improper risk taking, and are not reasonably likely to have a material adverse effect on the Company.

During 2014 the Committee reinforced our risk-based approach to total compensation in various ways, such as retaining the risk-based performance measure Asset Quality in our annual incentive plan and providing a risk adjustment feature that allows the Committee to reduce incentive awards in light of any risk features. An annual review of compensation plans is conducted to support sound risk management practices.  Additionally, management maintains a clawback policy, as approved by the Compensation Committee, under which the Company may recover payments of incentive compensation attributable to incorrectly reported earnings.

The Compensation Committee remains committed to continuing to review and improve compensation plans and ensure they represent sound risk management practices.

Berkshire Hills Bancorp, Inc.

John B. Davies, Chair
D. Jeffrey Templeton

Rodney Dimock

William J. Ryan

Executive Compensation

Summary Compensation Table

The following table provides the total compensation earned or paid for the years ended December 31, 2014, 2013 and 2012, respectively, by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael P. Daly, President and Chief Executive Officer	2014	627,885	—	472,500	—	455,000	213,924	90,440	1,859,749
	2013	575,000	—	360,015	—	—	555,376	77,349	1,567,740
	2012	525,000	—	260,006	—	375,000	299,909	58,339	1,518,254

Josephine Iannelli(5), Executive Vice President, Chief Financial Officer	2014	313,462	—	100,000	—	160,000	—	33,993	607,455
	2013	177,404	85,000	160,024	—	56,250	—	—	478,678

Sean A. Gray, Executive Vice President, Retail Banking	2014	374,039	—	400,000	—	160,000	—	74,805	1,008,844
	2013	350,000	—	175,015	—	50,531	—	45,402	620,948
	2012	275,000	—	130,014	—	160,000	—	37,369	602,383

Richard M. Marotta, Executive Vice President, Chief Risk and Administrative Officer	2014	398,077	—	450,000	—	250,000	—	75,949	1,174,026
	2013	350,000	—	175,015	—	50,531	—	42,364	617,910
	2012	300,000	—	135,009	—	160,000	—	39,289	634,298

George F. Bacigalupo(6), Executive Vice President, Commercial Banking	2014	325,000	—	—	—	150,000	—	41,851	516,851
	2013	229,554	80,000	220,032	—	56,250	—	18,072	603,908

(1)         Represents the grant date fair value of the restricted stock computed in accordance with the stock based accounting rules under FASB ASC Topic 718. Since all awards vest after the year in which they are granted, none of the Named Executive Officers recognized any income from the awards in the year they were made. Amounts shown are the aggregate grant date fair value of restricted stock awards, with the grant date fair value based on the closing price of our common stock on the applicable grant date. For those restricted stock awards that are subject to performance conditions, the grant date fair values are based on the outcome of such conditions at target level.  For each year shown in the above table, the amounts in the Stock Awards column are determined by multiplying the number of restricted stock awards granted on a particular date by the Company’s stock price on the same grant date, and a breakdown for each individual is as follows:

		Number of Restricted Stock Awards Granted
Grant Date	Stock Price	Daly	Iannelli	Gray	Marotta	Bacigalupo
January 30, 2014	$25.00	18,900	—	16,000	18,000	—
October 1, 2014	$23.42	—	4,270	—	—	—
January 30, 2013	$24.12	14,926	—	7,256	7,256	2,903
April 1, 2013	$25.08	—	2,393	—	—	—
October 1, 2013	$25.28	—	3,956	—	—	5,934
January 30, 2012	$22.91	11,349	—	5,675	5,893	—
July 1, 2012	$22.00	—	—	—	—	1,364

(2)         Amounts in this column have been updated to reflect amounts earned during the applicable fiscal year even though paid after the end of such fiscal year. While the amount of total compensation paid to each named executive officer did not change, this update changed the fiscal year in which the compensation was reported in the Summary Compensation Table.

(3)         Reflects change in pension value only.

(4)         Details of the amounts reported in the “All Other Compensation” column for 2014 are provided in the following table:

Name	401(k) Employer Contribution	Restricted Stock Dividends	Car Allowance	Gas Card	Financial Planning	Membership Dues	Long Term Care Premiums and Imputed Income on Split Dollar Life Insurance	LTD Gross Up	Total
M. Daly*	18,200	21,550	7,225	1,593	15,000	2,389	13,897	10,586	90,440
J. Iannelli	11,125	575	10,615	—	3,700	5,000	—	2,978	33,993
S. Gray	18,200	12,461	12,000	—	—	2,690	26,725	2,729	74,805
R. Marotta	18,200	12,512	12,000	—	1,643	—	27,417	4,177	75,949
G. Bacigalupo	18,200	1,737	12,000	—	350	4,980	—	4,584	41,851

*                 Mr. Daly’s LTD Gross-Up represents $3,406 for long-term disability insurance, $4,984 for supplemental disability insurance and $2,196 as a tax gross-up payment on these amounts.

(5)         Ms. Iannelli commenced employment with the Company and Bank on March 4, 2013 as Senior Vice President and Chief Accounting Officer and was promoted to Executive Vice President and Chief Financial Officer on January 27, 2014.

(6)         Mr. Bacigalupo was appointed Executive Vice President of Commercial Banking on October 8, 2013.

Grants of Plan-Based Awards

The following table provides information concerning all awards granted to the Company’s Named Executive Officers in 2014:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards(1) ($)
Michael P. Daly,	1/30/2014	157,500	315,000	630,000
President and Chief	1/30/2014				4,725	9,450	14,175	9,450	236,250
Executive Officer	1/30/2014								236,250

Josephine Iannelli,	1/30/2014	56,875	113,750	227,500
Executive Vice	10/1/2014				2,135	4,270	6,405		100,000
President, Chief
Financial Officer

Sean A. Gray,	1/30/2014	65,625	131,250	262,500
Executive Vice	1/30/2014				2,000	4,000	6,000		100,000
President, Retail	1/30/2014							12,000	300,000
Banking

Richard M. Marotta,	1/30/2014	70,000	140,000	280,000
Executive Vice	1/30/2014				2,000	4,000	6,000		100,000
President, Chief Risk	1/30/2014							14,000	350,000
and Administrative
Officer

George F. Bacigalupo	1/30/2014	56,875	113,750	227,500
Executive Vice
President, Commercial
Banking

(1)              Grant date fair value of estimated future payout under equity incentive plan award is based on performance at the target level.  Grant date fair value has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718.

Employment Agreement

The Company and the Bank entered into an employment agreement with Mr. Daly in 2008, with a term of three years. The three-year term extends daily unless the Board of Directors or Mr. Daly gives the other party written notice of non-renewal. The employment agreement provides for a base salary which is reviewed at least annually. Mr. Daly’s current base salary is $630,000. In addition to the base salary, the employment agreement provides for, among other things, participation in stock and employee benefit plans and fringe benefits applicable to executive personnel. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Daly may receive upon his termination of employment.

Change in Control Agreements

The Company and the Bank maintain change in control agreements with Ms. Iannelli and Messrs. Bacigalupo, Gray and Marotta.  Each change in control agreement has a term of three years and is renewable annually for an additional year at the sole discretion of the Boards of Directors of the Company and the Bank. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Ms. Iannelli and Messrs. Bacigalupo, Gray and Marotta may receive upon their termination of employment.

Outstanding Equity Awards at December 31, 2014

The following table provides information concerning unexercised stock options and stock awards that have not vested for each Named Executive Officer as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Michael P. Daly	—	—	—	—	38,904	(1)	1,037,181

Josephine Iannelli	—	—	—	—	9,821	(2)	261,828

Sean A. Gray	—	—	—	—	25,829	(3)	688,601

Richard M. Marotta	—	—	—	—	27,975	(4)	745,814

George F. Bacigalupo	—	—	—	—	10,465	(5)	278,997

(1)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 7,529 shares vesting on January 30, 2015, 5,637 shares vesting on January 30, 2016 and 3,150 shares vesting on January 30, 2017.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 5,675 shares vesting on January 30, 2015, 7,463 shares vesting on January 30, 2016 and 9,450 shares vesting on January 30, 2017, assuming performance conditions are satisfied at the target level.

(2)         This number represents restricted stock awards subject to time-based vesting and become vested at the annual rate of 33.3% of the total original grant amount, with 712 shares vesting on January 1, 2015, 798 shares vesting on April 1, 2015, 712 shares vesting on January 1, 2016, 797 shares vesting on April 1, 2016, and 711 shares vesting on January 30, 2017 and 3,956 time-based awards, which cliff vest on October 1, 2016. The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 2,135 shares vesting on January 30, 2015 assuming performance conditions are satisfied at the target level.

(3)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 6,155 shares vesting on January 30, 2015, 5,209 shares vesting on January 30, 2016 and 3,999 shares vesting on January 30, 2017.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 2,838 shares vesting on January 30, 2015, 3,628 shares vesting on January 30, 2016 and 4,000 shares vesting on January 30, 2017, assuming performance conditions are satisfied at the target level.

(4)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 6,859 shares vesting on January 30, 2015, 5,875 shares vesting on January 30, 2016 and 4,666 shares vesting on January 30, 2017.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 2,947 shares vesting on January 30, 2015, 3,628 shares vesting on January 30, 2016, and 4,000 shares vesting on January 30, 2017, assuming performance conditions are satisfied at the target level.

(5)         This number represents four different grants of restricted stock awards subject to time-based vesting requirements.  The shares of restricted stock granted on October 1, 2011 vest evenly over a five-year period, with 541 rounded shares to vest on each of October 1, 2015 and 2016.  The shares of restricted stock granted on July 1, 2012 vest over a three-year period, with 909 shares vesting on July 1, 2015.  The shares of restricted stock granted on January 30, 2013 vest over a four-year period, with 363 shares vesting on each of January 30, 2015 and 2016 and 1,814 shares vesting on January 30, 2017.  The 5,934 shares of restricted stock granted on October 1, 2013 become one-hundred percent vested on October 1, 2016, and the awards do not vest before this date.

(6)         Computed using the fair market value of the shares based on the Company’s closing stock price of $26.66 on December 31, 2014.

Option Exercises and Stock Vesting

The following table provides information concerning stock option exercises and the vesting of stock awards for each Named Executive Officer, on an aggregate basis, during 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael P. Daly	—	—	6,342	(1)	159,550
			5,803	(2)	145,584

Josephine Iannelli	—	—	798	(1)	21,003

Sean A. Gray	—	—	2,974	(1)	83,350
			3,482	(2)	87,955

Richard M. Marotta	—	—	3,370	(1)	84,250
			3,482	(2)	87,955

George F. Bacigalupo	—	—	1,131	(1)	27,109

(1)         Represents restricted stock awards subject to time-based vesting.

(2)         Represents restricted stock awards subject to performance-based vesting. The restricted stock awards subject to performance-based vesting are subject to adjustment upward (to a maximum of 150% of the target award) or downward (to zero) depending on the achievement of performance conditions, as discussed in more detail in our CD&A. The stock awards shown in this column represent performance based grants that vested at 98.50% of the original award.

Pension Benefits

The following table provides the present value of accumulated benefits payable to Mr. Daly and includes the number of years of service credited to him under the Supplemental Executive Retirement Plan.

Name	Plan Name	Number of Years Credit Service	Present Value of Accumulated Benefit ($)
Michael P. Daly	Berkshire Bank Supplemental Executive Retirement Plan	29	3,032,031	(1)

(1)         The material assumptions used to calculate the accumulated benefit were: the 1994 Group Annuity Mortality Reserve Table for post-retirement mortality; no pre-retirement mortality; and a pre-retirement discount rate of 3.25%.

The Bank maintains a supplemental retirement arrangement with Mr. Daly to provide him with an annual retirement benefit following separation from service (other than for cause) on or after attaining age 62. The normal retirement benefit equals 46.6% of Mr. Daly’s average total salary and bonus paid during any three consecutive completed calendar years preceding termination of employment that produce the highest annual benefit. If Mr. Daly separates from service on or after age 55 for reasons other than death, disability or following a change in control, he would receive an early retirement benefit based on the annual retirement benefit described above, reduced by 5% for each year by which his age at termination is less than age 62.

Potential Payments Upon Termination of Employment or a Change-in-Control

The following tables show potential payments that would be made to the Named Executive Officers upon specified events, assuming such events occurred on December 31, 2014, pursuant to each individual’s employment or change in control agreement, equity awards, and other benefit plans or arrangements under the various circumstances presented.

The following table provides the estimated amount of compensation payable to Mr. Daly for each of the termination events listed below.

	Payments Due Upon
	Termination For Cause	Termination Without Cause	Change in Control With Termination of Employment	Disability	Death
Base Salary	$—	$—	$—	$—	$315,000
Bonuses	—	—	—	—	—
Health and welfare benefits	—	—	—	52,357	12,645

Severance payments and benefits:
Base salary and bonuses	—	3,255,000	3,419,979	—	—
401(k) contribution	—	54,600	54,600	—	—
Health and welfare benefits	—	49,860	78,536	—	—
Other fringe benefits	—	81,537	110,379	—	—
Value of acceleration of unvested equity awards	—	1,153,925	1,153,925	1,153,925	1,153,925
Payment under SERP	—	—	5,313,134	5,313,134	5,313,134
Section 280G tax gross-up	—	—	4,913,558	—	—

The following table provides the estimated amount of compensation payable to Ms. Iannelli and Messrs.  Gray, Marotta and Bacigalupo upon their termination of employment in connection with a change in control.

	Ms. Iannelli	Mr. Gray	Mr. Marotta	Mr. Bacigalupo
Severance payments and benefits:
Annual compensation	$1,391,250	$1,583,311	$1,299,555	$941,864
Health and welfare benefits	52,806	77,502	68,979	61,023
Value of acceleration of unvested equity awards	204,909	688,601	778,045	254,763
Section 280G tax gross-up	—	855,469	—	—

Payments Made Upon Termination for Cause. If Mr. Daly is terminated for cause (as defined under his employment agreement), he will receive his base salary, through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination without Cause or for Good Reason. If the Company or the Bank chooses to terminate Mr. Daly’s employment for reasons other than for cause, or if he resigns from the Company or the Bank under specified circumstances that would constitute constructive termination, Mr. Daly (or, upon his death, his beneficiary) would be entitled to receive an amount equal to the remaining base salary and incentive compensation payments, including amounts related to stock-based compensation, due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of the Company and the Bank during the remaining term of the employment agreement. The Company and the Bank would also continue and/or pay for life, medical, health, dental and disability coverage for Mr. Daly and his covered dependents until the earliest of his death, employment with another employer or the end of the remaining term of the employment agreement, with Mr. Daly responsible for the employee share of premiums. Upon termination of Mr. Daly’s employment under these circumstances, Mr. Daly must adhere to a one-year non-competition, as well as a non-disclosure restriction.

Payments Made Upon Disability. If Mr. Daly becomes disabled and begins to receive benefits under the long-term disability insurance policy maintained by the Bank, Mr. Daly will also receive continued medical and life insurance coverage for two years following his termination of employment. Commencing in 2008, Berkshire Bank assisted Mr. Daly in purchasing a supplemental disability policy owned by Mr. Daly. In the event of his disability, Mr. Daly will receive compensation under the long-term disability policy maintained by the Bank and the supplemental policy owned by Mr. Daly.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly separates from service due to disability, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to disability, outstanding stock options granted pursuant to our equity incentive plans automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon termination due to disability.

Payments Made Upon Death. Under his employment agreement, in the event of Mr. Daly’s death, his estate is entitled to receive his base salary for an additional six months. Additionally, his dependents’ medical coverage will be paid for six months.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly dies while employed by the Bank, his estate will receive the normal retirement benefit, regardless of his age at the time of death. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to death, outstanding stock options granted pursuant to our equity plans automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.

Payments Made Upon a Change in Control. Under Mr. Daly’s employment agreement, if voluntary termination (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of the Company or the Bank, Mr. Daly (or, upon his death, his beneficiary) would be entitled to a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement; or (2) three times the average of his annual compensation (as described in the agreement) for the five preceding taxable years. In addition, for a period of 36 months following a change in control, Mr. Daly (and his dependents (if any)) would be entitled to continued life, non-taxable medical and disability coverage substantially identical to the coverage received before the change in control. Mr. Daly’s change in control benefits also include the use of any club membership or automobile or other perquisite that was in place at the time of the change in control through the remaining term of the agreement and will be entitled to purchase the perquisite at the end of the term. Mr. Daly’s employment agreement also provides that upon his termination of employment following a change in control, Mr. Daly will be entitled to the employer contributions he would have received under the 401(k) plan had he continued his employment for the remaining term of his agreement. Mr. Daly would also be entitled to receive a tax indemnification payment from the Company if payments under the employment agreement trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed a “base” amount that is three times the executive’s average taxable income over the five years preceding the change in control (“280G Limit”). The excise tax equals 20% of the amount of the payment in excess of the executive’s base amount.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly separates from service following a change in control, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Upon termination in connection with a change in control, Mr. Daly will receive the payment in a lump sum benefit. The agreement provides that benefit payments will commence not later than ten days following the change in control; provided, however, that if Mr. Daly is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), the benefit will not commence until six months after his separation from service.

Ms. Iannelli and Messrs.  Gray, Marotta and Bacigalupo have entered into change in control agreements with the Company and the Bank. The change in control agreements entered into with Messrs. Gray and Marotta provide that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If the executive’s employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following his termination of employment. Mr. Gray would also be entitled to receive a tax indemnification payment if payments under the change in control agreement trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Mr. Marotta’s severance payments would be reduced by the minimum amount necessary to avoid triggering liability under Section 280G of the Internal Revenue Code.  In addition, each executive must comply with a one-year non-competition and non-disclosure provision following their receipt of severance payments under the agreements.

The change in control agreements entered into with Ms. Iannelli and Mr. Bacigalupo provide that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) in connection with or following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If the executive’s employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times base salary and cash incentive, plus the annual cash incentive pro-rated through the date of termination, and life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to termination of employment for 36 months following termination of employment, with the executive paying his or her share of the premiums. Severance payments will be reduced to avoid liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments” only if such reduction will result in the executive receiving a greater total payment as measured on an after-tax basis.

In the event of a change in control of the Company or the Bank, outstanding stock options and restricted stock awards granted pursuant to our equity plans automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, options granted under our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan will remain exercisable until the expiration date of the stock options. The value of the accelerated options and restricted stock grants counts towards each executive’s 280G Limit.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2014.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore generally prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public.

Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. For the 2014 fiscal year, the Company was not engaged in any transactions with related persons of a type or in such amount that was required to be disclosed pursuant to applicable Securities and Exchange Commission rules and regulations.

Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds $500,000 and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s General Counsel. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Procedures Governing Related Persons Transactions

We maintain Procedures Governing Related Person Transactions, which are a written set of procedures for the review and approval of transactions involving related persons. Under these procedures, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the procedures consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•                                          the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•                                          the Company is, will, or may be expected to be a participant; and

•                                          any related person has or will have a direct or indirect material interest.

The procedures exclude certain transactions, including:

•                                          any compensation paid to an executive officer of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission or the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•                                          any compensation paid to a director of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission;

•                                          any transaction with a related person involving the extension of credit provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties. However, loans on nonaccrual status or that are past due, restructured or potential problem loans are not considered excluded transactions;

•                                          any transaction with a related person in which the amounts due from the related person are for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;

•                                          any transaction with a related person in which the rates or charges involved are determined by competitive bids;

•                                          any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•                                          any transaction with a related person involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•                                          any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities and all holders of that class of equity services received the same benefit on a pro rata basis.

Related person transactions will be reviewed by the Audit Committee. In connection with its review, the Audit Committee will consider all relevant factors, including:

•                                          whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•                                          the size of the transaction and the amount of consideration payable to the related person;

•                                          the nature of the interest of the related person;

•                                          whether the transaction may involve a conflict of interest as defined in the Company’s Code of Business Conduct; and

•                                          whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

For each periodic review of related persons transactions, the Audit Committee will determine if the transactions were fair, reasonable, and within Company policy and will recommend to the disinterested members of the Board of Directors that they should be ratified and approved or make such other recommendation to the Board of Directors as the Audit Committee deems appropriate. If any transaction recommended for ratification and approval by the Audit Committee is not ratified and approved by the Board of Directors, the Secretary of the Audit Committee will provide a report to the Audit Committee setting forth information about the Board’s actions.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s 2016 annual meeting no later than December 3, 2015. If next year’s annual meeting is held on a date more than 30 calendar days from May 7, 2016, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders and other interested parties should be addressed to Berkshire Hills Bancorp, Inc., 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202. Communications to the Board of Directors should be in the care of Wm. Gordon Prescott, Corporate Secretary. Communications to individual directors should be sent to such directors at the Company’s address. Stockholders who wish to communicate with a committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to William J. Ryan, the Chairman of the Board of Directors of the Company. The Corporate Governance/Nominating Committee determines, in its discretion, whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been included with this proxy statement and is available on the Company’s website listed on the cover page of this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote through the Internet, by telephone, or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Other Matters

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000234946_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 William J. Ryan 02 Robert M. Curley 03 Barton D. Raser 04 D. Jeffrey Templeton 05 Richard J. Murphy BERKSHIRE HILLS BANCORP, INC. 24 NORTH STREET PITTSFIELD,MA 01201 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement. 3 To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof as explained on the reverse side of this card. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000234946_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report is/are available at www.proxyvote.com . BERKSHIRE HILLS BANCORP, INC. Annual Meeting of Shareholders May 7, 2015 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints the official proxy committee of Berkshire Hills Bancorp, Inc. (the "Company"), consisting of Rodney C. Dimock, J. Williar Dunlaevy, Laurie Norton Moffatt and Susan M. Hill or any of them, with full powers of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held at The Crowne Plaza Hotel, located at One West Street, Pittsfield, Massachusetts at 10:00 a.m., local time, on Thursday, May 7, 2015 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows: This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn this meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. The undersigned acknowledges receipt from Berkshire Hills Bancorp, Inc. prior to the execution of this proxy of a Notice of the Annual Meeting, audited financial statements and a proxy statement dated April 1, 2015. Continued and to be signed on reverse side